================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K/A
                                AMENDMENT NO. 1
                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) JUNE 9, 1998
                                                        -----------------


                              UNITED RENTALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                   ----------------------------------------

           Delaware                    1-13663             06-1493538
 ----------------------------------------------------------------------------
 (State or Other Jurisdiction  (Commission file Number)    (IRS Employer
       of  Incorporation)                                  Identification No.)

     Four Greenwich Office Park, Greenwich, Connecticut           06830
   -------------------------------------------------------------------------
          (Address of Principal Executive Offices)              (Zip Code)


       Registrant's telephone number, including area code (203) 622-3131
                                                          --------------

================================================================================

Item 7.   Financial Statements and Pro Forma Financial Information
          --------------------------------------------------------

(a) Financial Statements of Businesses Acquired

The following financial statements are included herein:

I.  Financial Statements of Power Rental Co., Inc.

     Report of Independent Auditors
     Balance Sheets--July 31, 1997 and April 30, 1998 (unaudited)
     Statement of Operations for the Year Ended July 31, 1997 and the Nine
          Months Ended April 30, 1997 and 1998 (unaudited)
     Statements of Stockholders' Equity for the Year Ended July 31, 1997
          and for the Nine Months Ended April 30, 1998 (unaudited)
     Statements of Cash Flows for the Year Ended December 31, 1997 and the Nine
          Months Ended April 30, 1997 and 1998 (unaudited)
     Notes to Financial Statements

(b) Pro Forma Financial Information

The following pro forma financial information is included herein:



I. Pro Forma Consolidated Financial Statements of United Rentals, Inc. Introduction
     Pro Forma Consolidated Balance Sheet-- March 31, 1998
     Pro Forma Consolidated Statements of Operations for the Year Ended
          December 31, 1997,  and the Three Months Ended March 31, 1998

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 21st day of July, 1998.


                                 UNITED RENTALS, INC.



                                 By:     Michael J. Nolan
                                      -------------------------------
                                      Name:  Michael J. Nolan
                                      Title:  Chief Financial Officer

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Stockholders
Power Rental Co., Inc.

  We have audited the balance sheet of Power Rental Co., Inc. as of July 31, 1997 and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Power Rental Co., Inc. at July 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
June 24, 1998

                              POWER RENTAL CO., INC.

                                 BALANCE SHEETS

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
ASSETS
Cash................................................... $    53,462 $       --
Accounts receivable, net of allowance for doubtful
 accounts of
 $200,000 and $185,000 at 1997 and 1998, respectively..   4,193,529   3,326,134
Due from related parties...............................     612,717   1,113,580
Inventory..............................................      51,476      63,576
Rental equipment, net..................................  35,575,067  37,958,651
Property and equipment, net............................   7,301,836   8,378,203
Prepaid expenses and other assets......................   1,413,651   1,981,771
Intangible assets, net.................................     378,269     339,587
                                                        ----------- -----------
    Total assets....................................... $49,580,007 $53,161,502
                                                        =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts payable, accrued expenses and other liabili-
   ties................................................ $ 4,831,620 $ 5,158,682
  Debt.................................................  30,841,647  36,548,720
  Deferred rent........................................      72,200      84,800
  Deferred income taxes................................   2,921,231   2,393,231
                                                        ----------- -----------
    Total liabilities..................................  38,666,698  44,185,433

Commitments and contingencies

Stockholders' equity:
  Common stock--Class A voting, $1.00 par value, 10,000
   shares authorized, 10 issued and outstanding........          10          10
  Common stock--Class B non-voting, $1.00 par value,
   90,000 shares authorized, 20,000 issued and
   outstanding.........................................      20,000      20,000
  Additional paid in capital...........................     522,550     522,550
  Retained earnings....................................  10,370,749   8,433,509
                                                        ----------- -----------
    Total stockholders' equity.........................  10,913,309   8,976,069
                                                        ----------- -----------
    Total liabilities and stockholders' equity......... $49,580,007 $53,161,502
                                                        =========== ===========

                            See accompanying notes.

                              POWER RENTAL CO., INC.

                            STATEMENTS OF OPERATIONS

                                                          NINE MONTHS ENDED
                                          YEAR ENDED          APRIL 30,
                                           JULY 31,    ------------------------
                                             1997         1997         1998
                                          -----------  -----------  -----------
                                                             (UNAUDITED)
Revenues:
  Equipment rentals.....................  $34,943,308  $25,404,600  $24,479,049
  Sales of rental equipment.............    4,484,056    3,233,915    3,456,557
  Sales of parts and supplies...........    1,462,391    1,099,033    1,025,287
                                          -----------  -----------  -----------
    Total revenues......................   40,889,755   29,737,548   28,960,893
Cost of revenues:
  Cost of equipment rentals, excluding
   equipment rental depreciation........   11,392,273    7,920,625    8,771,442
  Depreciation, equipment rentals.......    9,753,507    7,335,000    8,710,280
  Cost of sales of rental equipment.....    2,915,751    2,229,820    1,693,212
  Cost of sales of parts and supplies...    1,316,267      915,469      857,161
                                          -----------  -----------  -----------
    Total cost of revenues..............   25,377,798   18,400,914   20,032,095
                                          -----------  -----------  -----------
Gross profit............................   15,511,957   11,336,634    8,928,798
Selling, general and administrative
 expenses...............................   11,865,623    8,710,834    9,392,256
Non-rental depreciation.................    1,214,796      824,300    1,076,331
                                          -----------  -----------  -----------
Operating income (loss).................    2,431,538    1,801,500   (1,539,789)
Interest expense........................    2,171,959    1,404,334    1,884,720
Interest income.........................     (176,612)     (87,866)    (133,707)
Other (income), net.....................     (398,159)    (328,319)    (165,562)
                                          -----------  -----------  -----------
Income (loss) before provision (benefit)
 for income taxes.......................      834,350      813,351   (3,125,240)
Provision (benefit) for income taxes....      317,053      309,070   (1,188,000)
                                          -----------  -----------  -----------
Net income (loss).......................  $   517,297  $   504,281  $(1,937,240)
                                          ===========  ===========  ===========


                            See accompanying notes.

                              POWER RENTAL CO., INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                               CLASS A       CLASS B     ADDITIONAL
                            ------------- --------------  PAID IN    RETAINED
                            SHARES AMOUNT SHARES AMOUNT   CAPITAL    EARNINGS
                            ------ ------ ------ ------- ---------- ----------
Balance at August 1, 1996..   10    $10   20,000 $20,000  $522,550  $9,853,452
  Net income...............                                            517,297
                             ---    ---   ------ -------  --------  ----------
Balance at July 31, 1997...   10     10   20,000  20,000   522,550  10,370,749
  Net loss (unaudited).....                                         (1,937,240)
                             ---    ---   ------ -------  --------  ----------
Balance at April 30, 1998
 (unaudited)...............   10    $10   20,000 $20,000  $522,550  $8,433,509
                             ===    ===   ====== =======  ========  ==========



                            See accompanying notes.

                              POWER RENTAL CO., INC.

                            STATEMENTS OF CASH FLOWS

                                                        NINE MONTHS ENDED
                                       YEAR ENDED           APRIL 30,
                                        JULY 31,    --------------------------
                                          1997          1997          1998
                                      ------------  ------------  ------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................  $    517,297  $    504,281  $ (1,937,240)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Depreciation and amortization.....    11,018,848     8,190,183     9,825,293
  Gain on equipment sales...........    (1,294,474)     (815,756)   (1,603,959)
  Gain on property and equipment
   sales............................       (29,468)      (47,940)      (27,709)
  Deferred income taxes.............        87,846        86,530      (528,000)
  Changes in assets and liabilities:
    (Increase) decrease in accounts
     receivable.....................      (135,231)      612,691       867,395
    Decrease (increase) in
     inventory......................         8,973       (21,226)      (12,100)
    Increase in prepaid expenses and
     other assets...................      (648,001)     (194,009)     (568,120)
    Increase (decrease) in accounts
     payable, accrued expenses and
     other liabilities                     622,048      (109,060)      327,062
    Increase in deferred rent.......        40,800        29,000        12,600
                                      ------------  ------------  ------------
      Total adjustments.............     9,671,341     7,730,413     8,292,462
                                      ------------  ------------  ------------
Cash provided by operating
 activities.........................    10,188,638     8,234,694     6,355,222
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of rental equipment........    (1,769,523)   (2,519,442)     (245,790)
Purchase of property and equipment..    (2,757,539)   (2,115,320)     (846,317)
Intangibles associated with purchase
 of certain assets..................      (110,000)     (110,000)
Proceeds from sale of rental
 equipment..........................     3,882,235     2,956,554     3,243,356
Proceeds from sale of property and
 equipment..........................       139,723        65,562       204,980
                                      ------------  ------------  ------------
Cash provided by (used in) investing
 activities.........................      (615,104)   (1,722,646)    2,356,229
CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt..........    (9,810,236)   (7,115,253)   (9,574,050)
Principal payments on credit
 facility...........................   (26,748,605)  (19,096,555)  (17,625,000)
Borrowings on debt..................       207,000       207,000       220,000
Borrowings under credit facility....    26,726,605    19,579,955    18,715,000
Repayments from related parties.....       681,553       352,200       824,504
Advances to related parties.........      (599,788)     (461,550)   (1,325,367)
                                      ------------  ------------  ------------
Cash used in financing activities...    (9,543,471)   (6,534,203)   (8,764,913)
                                      ------------  ------------  ------------
Increase (decrease) in cash.........        30,063       (22,155)      (53,462)
Cash balance at beginning of period.        23,399        23,399        53,462
                                      ------------  ------------  ------------
Cash balance at end of period.......  $     53,462  $      1,244  $        --
                                      ============  ============  ============

                            See accompanying notes.

                             POWER RENTAL CO., INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business Activity

  Power Rental Co., Inc. (the "Company") rents, sells and repairs construction equipment for use by contractor, industrial and homeowner markets. The rentals are on a daily, weekly or monthly basis. The Company has eighteen locations and their principal market area is the Pacific Northwest of the United States. The nature of the Company's business is such that short-term obligations are typically met by cash flow generated from long-term assets. Consequently, consistent with industry practice, the balance sheets are presented on an unclassified basis.

  These financial statements are prepared on a historical cost basis and do not include any adjustments that may result from the acquisition of the Company by United Rentals, Inc. ("United") as more fully described in Note 10.

 Interim Financial Statements

  The accompanying balance sheet at April 30, 1998 and the statements of operations, stockholders' equity and cash flows for the nine-month periods ended April 30, 1997 and 1998 are unaudited and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consist solely of normal recurring adjustments. The results of operations for such interim period are not necessarily indicative of results for the full year.

 Inventory

  Inventories consist primarily of general replacement parts and are stated at the lower of cost, determined under the first-in, first-out method, or market.

 Rental Equipment

  Rental equipment is recorded at cost. Depreciation for rental equipment is computed using the straight-line method over an estimated five-year useful life with no salvage value.

  Ordinary maintenance and repair costs are charged to operations as incurred. Proceeds from the disposal and the related net book value of the equipment are recognized in the period of disposal and reported as revenue from sales of equipment and cost of sales of equipment, respectively, in the statement of operations.

 Property and Equipment

  Property and equipment is stated at cost. Depreciation of property and equipment is computed on the straight-line method over estimated useful lives ranging from three to seven years. Leasehold improvements are amortized using the straight-line method over the estimated lives of the improvements or the remaining life of the lease, whichever is shorter.

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Ordinary maintenance and repair costs are charged to operations as incurred. The cost of assets sold, retired, or otherwise disposed of, and the related accumulated depreciation is eliminated from the accounts and any resulting gain or loss is included in operations.

 Intangible Assets

  Intangible assets are recorded at cost and consist of goodwill of $372,480 and covenants not to compete of $207,000. Accumulated amortization at July 31, 1997 and April 30, 1998 is $201,211 and $239,893, respectively. Goodwill is being amortized by the straight-line method over its estimated useful life of forty years. The covenants not to compete reflect agreements made regarding confidentiality and restricting competitive activity and are being amortized by the straight-line method over the period of the agreements, which is 5 years. Amortization expense was $50,545, $30,883 and $38,682 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Rental Revenue

  Rental revenue is recorded as earned under the operating method.

 Advertising Costs

  The Companies advertise primarily through sponsorships, trade journals, trade associations and phone directories. All advertising costs are expensed as incurred. Advertising expense amounted to approximately $714,680, $551,700 and $597,810 in the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

 Income Taxes

  The Company uses the "liability method" of accounting for income taxes. Accordingly, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which differences are expected to reverse.

 Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. CONCENTRATIONS OF CREDIT RISK

  The Company maintains cash balances with a quality financial institution and, consequently, management believes funds maintained there are secure. Concentrations of credit risk with respect to customer receivables are limited due to the large number of customers comprising the Company's customer base and its credit policy.

                              POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

3. RENTAL EQUIPMENT

  Rental equipment and related accumulated depreciation consisted of the following:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------- -----------
                                                                    (UNAUDITED)
     Rental equipment.................................. $61,168,264 $68,578,382
     Less accumulated depreciation.....................  25,593,197  30,619,731
                                                        ----------- -----------
     Rental equipment, net............................. $35,575,067 $37,958,651
                                                        =========== ===========

4. PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                          JULY 31,    APRIL 30,
                                                            1997        1998
                                                         ----------- -----------
                                                                     (UNAUDITED)
     Transportation equipment........................... $ 5,143,693 $ 5,984,589
     Office and shop equipment..........................   2,236,792   2,643,613
     Leasehold improvements.............................   3,573,110   4,401,822
                                                         ----------- -----------
                                                          10,953,595  13,030,024
     Less accumulated depreciation and amortization.....   3,651,759   4,651,821
                                                         ----------- -----------
     Property and equipment, net........................ $ 7,301,836 $ 8,378,203
                                                         =========== ===========

5. DEBT

  Debt consists of the following:

                                                          JULY 31,   APRIL 30,
                                                            1997       1998
                                                          --------- -----------
                                                                    (UNAUDITED)
Caterpillar Credit-Note with a monthly payment of $1,668
 including interest of 5.6%.............................  $  24,020  $   9,758
Ingersoll Rand--Various non-interest bearing notes with
 combined monthly payments of $100,064 and $2,850 in
 1997 and 1998, respectively............................    289,690     33,025
Allegro Escrow--Two notes with combined monthly payments
 of $4,297 including interest of 9.0%...................    175,653    148,018
Associates Commercial--Various notes with combined
 monthly payments of $24,451 including interest from
 7.6% to 8.9%...........................................    905,505  4,163,677
Case Credit--Various notes with combined monthly
 payments of $211,021 including interest from 4.9% to
 8.9%...................................................  3,823,564  3,216,130
J.D. Fulwiler--Note with monthly payment of $3,134
 including interest of 8.0%.............................     27,285        --
Concord Commercial--Various notes with combined monthly
 payments of $143,858 including interest from 8.1% to
 8.9%...................................................  4,019,259  3,466,002
John Deere Credit--Various notes with combined monthly
 payments of $133,615 including interest from 6.9% to
 9.7%...................................................  2,399,434  1,647,305
Ford Motor Credit--Various notes with combined monthly
 payments of $121,192 including interest from 8.2% to
 9.2%...................................................  1,918,226  1,823,173

                              POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)

                                                          JULY 31,    APRIL 30,
                                                            1997        1998
                                                         ----------- -----------
                                                                     (UNAUDITED)
AT&T Credit--Note with monthly payment of $2,599
 including interest of 10.6%...........................  $   101,393 $    77,829
Navistar Financial--Various notes with combined monthly
 payments of $53,762 including interest from 7.3% to
 9.0%..................................................    1,271,686     958,393
Seafirst Bank--Various notes with combined monthly
 payments of $523,962 including interest from 7.3% to
 8.5%..................................................   12,075,932  13,975,794
Seafirst Bank--Line of credit up to $19,000,000,
 expiring in February 1999 with interest payable
 monthly at 8.5%.......................................    3,810,000   4,900,000
JCB Finance--Note with monthly payment of $8,529
 including interest of 8.51%...........................          --      243,440
Pacific Atlantic--Note with monthly payment of $2,610
 including interest of 10.9%...........................          --       76,108
PACCAR Financial--Note with monthly payment of $3,663
 including
 interest of 7.8%......................................          --      150,654
Deutsche Financial--Note with monthly payment of
 $28,932 including
 interest of 8.13%.....................................          --    1,439,414
Notes payable to related party--due on demand including
 interest of 8.5%......................................          --      220,000
                                                         ----------- -----------
                                                         $30,841,647 $36,548,720
                                                         =========== ===========

  Substantially all rental equipment collateralize the above notes.

  All debt was paid off in June 1998 in connection with the acquisition discussed in Note 10.

6. INCOME TAXES

  The provision (benefit) for income taxes consists of the following:

                                                YEAR ENDED  NINE MONTHS ENDED
                                                 JULY 31,       APRIL 30,
                                                   1997      1997      1998
                                                ---------- -------- -----------
                                                               (UNAUDITED)
     Current:
       Federal.................................  $229,197  $222,530 $  (660,000)
       State...................................        10        10
                                                 --------  -------- -----------
                                                  229,207   222,540    (660,000)
     Deferred:
       Federal.................................    34,832    34,612    (493,200)
       State...................................    53,014    51,918     (34,800)
                                                 --------  -------- -----------
                                                   87,846    86,530    (528,000)
                                                 --------  -------- -----------
                                                 $317,053  $309,070 $(1,188,000)
                                                 ========  ======== ===========

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
  Significant components of the Company's deferred tax liability at July 31, 1997 and April 30, 1998 are as follows:

                                                         JULY 31,    APRIL 30,
                                                           1997        1998
                                                        ----------  -----------
                                                                    (UNAUDITED)
     Net operating loss carryforward................... $ (469,000) $(1,125,000)
     Cumulative tax depreciation in excess of book.....  3,390,231    3,518,231
                                                        ----------  -----------
     Deferred tax liability, net....................... $2,921,231  $ 2,393,231
                                                        ==========  ===========

  At July 31, 1998, the Company has net operating loss carryforwards of $1,142,326 for income tax purposes that expire in 2012.

7. RELATED PARTY TRANSACTIONS

  During the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company paid $628,533, $515,765 and $497,049 for advertising expenses to a partnership controlled by the Company's president and principal stockholder.

  The accompanying financial statements at July 30, 1997 and April 30, 1998, reflect amounts receivable of $509,473 and $659,174, respectively, from the president of the Company. These advances are made within the framework of a special drawing and loan account which bears interest at 8%.

  In addition, the Company is owed amounts from relatives of and related entities controlled by the president of the Company totaling $103,244 and $454,406 at July 31, 1997 and April 30, 1998, respectively. These advances are non-interest bearing.

  The Company conducts its operations primarily from various separate facilities under noncancellable lease agreements. Three of these facilities are owned either by the Company's president and principal stockholder or related entities controlled by the president of the Company. Another facility is leased to a limited partnership in which the general partner is the Company's president and principal stockholder. These leases expire at various dates through the year 2001. All of these agreements require the payment by the Company of property taxes, maintenance and insurance. Total rent expense paid to related parties and charged to current operations totaled $630,000, $480,100 and $628,500 for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998, respectively.

  In connection with the acquisition discussed in Note 10, the lease terms with related parties have been renegotiated.

  The remaining lease agreements are with unrelated third parties. These leases expire at various dates through the year 2006. Most of these agreements contain certain renewal options and provide for first right of refusal toward purchase. These agreements generally require the Company to pay all utilities, insurance, taxes and maintenance. Total rent expense charged to operations on unrelated

                             POWER RENTAL CO., INC.

                                 JULY 31, 1997
         (THE INFORMATION AS OF APRIL 30, 1998 AND FOR THE NINE MONTHS
                  ENDED APRIL 30, 1997 AND 1998 IS UNAUDITED)
third party leases for the year ended July 31, 1997 and nine months ended April 30, 1997 and 1998 were $786,928, $526,118 and $589,620, respectively.

  Some leases include scheduled base rent increases over the term of the leases. The total amount of the base rent payments is being charged to expense on a straight-line method over the terms of the leases. The Company recorded a liability for deferred rent to reflect the excess of rent expense over cash payments which is included in the accompanying balance sheets.

The future minimum lease commitments under all unrelated third party operating leases that have noncancellable lease terms in excess of one year are as follows:

              Fiscal 1998.............. $  868,660
                 1999..................    667,360
                 2000..................    586,600
                 2001..................    449,440
                 2002..................    317,940
                 Thereafter............    399,030
                                        ----------
                                        $3,289,030
                                        ==========

  At July 31, 1997 and April 30, 1998 the Company was contingently liable as a guarantor on bank loans in the amount of $1,662,098 and $1,544,070, respectively, owed to the bank by its president and principal stockholder. These bank loans are also secured by substantial personal and real property assets of such stockholder.

8. SUPPLEMENTAL CASH FLOW INFORMATION

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total interest paid was $2,019,792, $1,398,861 and $1,887,730, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, total taxes paid was $899,655, $899,655 and $0, respectively.

  For the year ended July 31, 1997 and the nine months ended April 30, 1997 and 1998, the Company purchased $17,555,968, $12,365,796 and $13,971,123, respectively, of equipment which was financed.

9. EMPLOYEE BENEFIT PLAN

  The Company has a defined contribution 401(k) pension plan which covers substantially all employees. The Company makes discretionary contributions. Company contributions to the plan were $300,000, $300,000 and $0 for the year ended July 31, 1997 and for the nine months ended April 30, 1997 and 1998, respectively.

10. SUBSEQUENT EVENT

  On June 8, 1998, under the terms of the stock purchase agreement, United purchased all of the issued and outstanding capital stock of the Company.

                              UNITED RENTALS, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)



The accompanying unaudited pro forma consolidated balance sheet of the Company as of March 31, 1998 gives effect to the acquisition of Power Rental Co., Inc. ("Power") and Equipment Supply Co., and affiliates ("Equipment Supply") completed by the Company subsequent to such date and the financing of each such acquisition, as if all such transactions had occurred on March 31, 1998.

The accompanying unaudited pro forma consolidated statements of operations of the Company for the year ended December 31, 1997, gives effect to the acquisition of Access Rentals, Inc. and affiliates, BNR Equipment Ltd. and affiliates, Mission Valley Rentals, Inc., Power and Equipment Supply (the "Acquired Companies") and the financing thereof, as if all such transactions had occurred at the beginning of the period. The unaudited pro forma consolidated statements of operations of the Company for the three months ended March 31, 1998, gives effect to the acquisition of Access Rentals, Inc. and affiliates, Power and Equipment Supply and the financing thereof, as if all such transactions had occurred at the beginning of the period.

The pro forma consolidated financial statements are based upon certain assumptions and estimates which are subject to change. These statements are not necessarily indicative of the actual results of operations that might have occurred, nor are they necessarily indicative of expected results in the future.

The pro forma consolidated financial statements should be read in conjunction with the Company's historical Consolidated Financial Statements and related Notes.

                              UNITED RENTALS, INC.

                     PRO FORMA CONSOLIDATED BALANCE SHEETS

                                 MARCH 31, 1998

                                  (UNAUDITED)

                                                                EQUIPMENT
                             UNITED           POWER          SUPPLY CO., AND      PRO FORMA             PRO FORMA
                          RENTALS, INC.  RENTAL CO., INC       AFFILIATES        ADJUSTMENTS           CONSOLIDATED
                          -------------  ---------------    ----------------    -------------       -----------------
ASSETS
Cash and cash              $  54,785,007     $     49,538     $  2,253,311     $ (53,087,856)  (a)      $   4,000,000
 equivalents
Accounts receivable, net     31,443,000        6,468,737        14,599,776                                 52,511,513
Inventory                    14,933,813           63,500         3,283,658                                 18,280,971
Rental equipment, net       140,743,703       37,807,396       117,008,554          (665,688)  (b)        294,893,965
Property and equipment,
 net                         11,900,686        8,154,964         5,544,829          (199,793)  (c)         25,400,686

Intangible assets, net      186,314,455                          3,832,040       148,706,132   (d)        338,852,627
Prepaid expenses and
 other assets                10,006,519        1,959,167         6,415,669                                 18,381,355
                           ------------      -----------      ------------      ------------             ------------

TOTAL ASSETS               $450,127,183      $54,503,302      $152,937,837     $  94,752,795             $752,321,117
                           ============      ===========      ============     =============             ============

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Accounts payable           $ 28,149,318      $ 3,565,505      $  3,476,534                               $ 35,191,357
Debt                         26,494,068       34,932,278        99,593,562     $(134,525,840)  (e)        286,948,576
                                                                                 260,454,508   (f)
Accrued expenses and
 other liabilities           10,850,519        6,538,653        11,974,573                                 29,363,745
                           ------------      -----------      ------------      ------------             ------------

TOTAL LIABILITIES            65,493,905       45,036,436       115,044,669       125,928,668              351,503,678
                            ------------      -----------      ------------     -------------             -----------

Stockholders'
Equity
Common stock                    333,137           20,010             1,500           (21,510)  (g)            339,361
                                                                                       6,224   (h)
Additional paid-in
Capital                     381,629,839          522,550           363,808          (886,358)  (g)        397,807,776
                                                                                  16,177,937   (h)
Retained earnings
(deficit)                     2,670,302        8,924,306        37,527,860       (46,452,166)  (g)          2,670,302
                           ------------      -----------      ------------     -------------             ------------

TOTAL STOCKHOLDERS'
 EQUITY                     384,633,278        9,466,866        37,893,168       (31,175,873)             400,817,439
                           ------------      -----------      ------------     -------------             ------------

Total liabilities and
 stockholders' equity      $450,127,183      $54,503,302      $152,937,837       $94,752,795             $752,321,117
                           ============      ===========      ============     =============             ============


                              UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                  (UNAUDITED)

                           UNITED                  ACCESS       BNR GROUP            MISSION VALLEY      POWER
                       RENTALS, INC.           RENTALS, INC.  OF COMPANIES            RENTALS, INC.  RENTAL CO. INC.
                       --------------          -------------  ------------           --------------  ----------------
REVENUES
Equipment
Rentals                  $ 7,018,564            $42,316,423    $ 9,402,842              $7,852,751       $35,382,557
Sales of equipment
 and merchandise and
 other revenue             3,614,834              9,942,738     14,612,355                 764,920         5,153,898
                        -------------          ------------    -----------             -----------       -----------

Total revenues            10,633,398             52,259,161     24,015,197               8,617,671        40,536,455

Cost of revenues
Cost of equipment
 rentals, excluding
 depreciation              3,203,009             12,415,655      4,662,325               3,436,601        12,677,711
Rental equipment
 depreciation              1,038,947              8,480,016      1,588,710               1,746,340         9,706,225
Cost of sales and
 other operating
 expenses                  2,580,162              8,861,832     10,360,520                 517,661         3,648,399
                       -------------            -----------    -----------              ----------       -----------

Total cost of
 revenues                  6,822,118             29,757,503     16,611,555               5,700,602        26,032,335
                       -------------            -----------     ----------             -----------       -----------


Gross profit               3,811,280             22,501,658      7,403,642               2,917,069        14,504,120
Selling, general and
 administrative
 expenses                  3,311,669             10,439,727      5,402,206               3,062,607        12,146,632
Non-rental
 depreciation and
 amortization                262,102              1,354,639        104,486                  31,695         1,226,484
                       -------------            -----------     ----------             -----------       -----------

Operating income (loss)      237,509             10,707,292      1,896,950                (177,233)        1,131,004
Interest expense             454,072              3,700,559        501,428                 433,972         2,344,269

Other (income)
 expense, net               (270,701)              (809,146)                               (61,269)         (370,604)
                        -------------            -----------    ----------               ----------       -----------

Income (loss) before
provision (benefit) for
income taxes                  54,138              7,815,879      1,395,522                (549,936)         (842,661)


Provision (benefit) for
 income taxes                 20,516              2,744,691        458,302                 (72,801)                0
                       -------------            -----------    -----------              ----------       -----------

Net income (loss)        $    33,622            $ 5,071,188    $   937,220               $(477,135)        $(842,661)
                         ===========            ===========    ===========              ==========       ===========

Basic earnings per             $0.00
 share                         =====
Diluted earnings per           $0.00
 share                         =====


                            EQUIPMENT
                         SUPPLY CO. AND                 PRO FORMA                PRO FORMA
                           AFFILIATES                  ADJUSTMENTS              CONSOLIDATED
                        ---------------                -----------              ------------

REVENUES
Equipment
Rentals
Sales of equipment
 and merchandise and         $78,141,502                                     $180,114,639
 other revenue                16,416,661                                       50,505,406
                             -----------                                     ------------

TOTAL REVENUES                94,558,163                                      230,620,045

Cost of revenues
Cost of equipment
 rentals, excluding
 depreciation                 23,509,529                                       59,904,830
Rental equipment
 depreciation
Cost of sales and             20,397,030             $(7,903,828)(a)           35,053,440
 other operating
 expenses                     11,362,048                                       37,330,622
                             -----------            ------------             ------------

TOTAL COST OF
 REVENUES                     55,268,607              (7,903,828)             132,288,892
                             -----------            ------------             ------------

Gross profit                  39,289,556               7,903,828               98,331,153
Selling, general and
 administrative
 expenses                     17,874,879              (6,591,388)(b)           46,306,551
Non-rental                                              660,219  (c)
 depreciation and
 amortization                    878,342               5,388,647 (d)            9,246,395
                             -----------            ------------             ------------

Operating income              20,536,335               8,446,350               42,778,207
Interest expense              11,185,934             (17,614,634)(e)           25,283,913
Other (income)                                        24,278,313 (f)
 expense, net                 (2,858,438)                                      (4,370,158)
                             -----------            ------------             ------------

Income before
 provision for
 income taxes                 12,208,839               1,782,671               21,864,452

Provision for income
 taxes                         1,242,142               4,571,575 (g)            8,964,425
                             -----------            ------------             ------------
NET INCOME                   $10,966,697            $ (2,788,904)            $ 12,900,027
                             ===========            ============             ============

Basic earnings per                                                                  $0.52
 share                                                                              =====

Diluted earnings per                                                                $0.49
 share                                                                              =====


The accompanying notes are an integral part of these pro forma consolidated financial statements.

                            UNITED RENTALS, INC.

                PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                 FOR THE THREE MONTHS ENDED MARCH 31, 1998

                                (UNAUDITED)


                                                                                 EQUIPMENT
                           UNITED          ACCESS            POWER               SUPPLY CO.        PRO FORMA         PRO FORMA
                       RENTALS, INC.   RENTALS, INC.   RENTAL CO., INC.       AND AFFILIATES       ADJUSTMENTS     CONSOLIDATED
                       --------------  --------------  ---------------     -----------------       -----------     ------------

REVENUES
Equipment
Rentals                  $26,779,850      $2,312,580        $ 6,294,665        $17,169,129                         $52,556,224
Sales of equipment
 and merchandise and
 other revenue            12,410,316         841,485          1,555,176          3,777,435                          18,584,412
                          ----------      ----------          ---------         ----------         ----------       ----------
TOTAL REVENUES            39,190,166       3,154,065          7,849,841         20,946,564                          71,140,636

Cost of revenues
Cost of equipment
 rentals, excluding
 depreciation             11,221,504       1,131,353          3,415,560          6,170,748                          21,939,165
Rental equipment
 depreciation              4,583,832         401,688          2,987,280          5,356,340       $(1,924,998)(a)    11,404,142
Cost of sales and
 other operating
 expenses                  9,231,322         741,458            637,889          2,780,698                          13,391,367
                          ----------      ----------          ---------         ----------         ----------       ----------

TOTAL COST OF
REVENUES                  25,036,658       2,274,499          7,040,729         14,307,786        (1,924,998)       46,734,674
                         -----------     -----------          ---------         ----------        -----------       ----------

GROSS PROFIT              14,153,508         879,566            809,112          6,638,778         1,924,998        24,405,962
Selling, general and
administrtive
expenses
Non-rental                 7,806,931         835,763          3,200,016          5,589,848        (1,247,565)(b)    16,184,993
depreciation and
amortization
                           1,086,424          22,892            303,699            137,119         1,064,959 (d)     2,615,093
                          ----------       ---------         ----------         ----------       -----------       -----------

Operating income (loss)    5,260,153          20,911         (2,694,603)           911,811         2,107,604         5,605,876

Interest expense           1,172,718         147,387            631,587          2,360,419        (3,139,393)(e)     6,610,960
Other (income)                                                                                     5,438,242 (f)
expense, net                (380,703)        (52,224)           (94,971)           (21,527)                           (549,425)
                           ---------        ---------         ----------        -----------      -----------       -------------
Income (loss) before
provision (benefit) for
 income taxes              4,468,138         (74,252)        (3,231,219)        (1,427,081)        (191,245)          (455,659)

Provision (benefit) for
 income taxes              1,829,787                                            (2,637,684)         621,077 (g)       (186,820)
                         -----------     -----------        -----------        -----------      -----------        -------------

NET INCOME (LOSS)        $ 2,638,351      $  (74,252)       $(3,231,219)        $ 1,210,603     $  (812,322)       $  (268,839)
                         ===========     ===========        ===========         ===========      ==========         ==========

Basic earnings per
 share                         $0.10                                                                                    $(0.01)
Diluted earnings per           =====                                                                                    ======
 share                         $0.09                                                                                    $(0.01)
                               =====                                                                                    ======

The accompanying notes are an integral part of these pro forma consolidated financial statements.

                              UNITED RENTALS, INC.

              NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
              ----------------------------------------------------

1.   BACKGROUND

     United Rentals, Inc. was formed in September 1997 for the purpose of creating a large geographically diversified equipment rental company in the United States and Canada. The Company rents a broad array of equipment to a diverse customer base that includes construction industry participants, industrial companies, homeowners and other individuals. The Company also engages in related activities such as selling used rental equipment, acting as a distributor for certain new equipment, and selling related merchandise and parts.

2.   HISTORICAL FINANCIAL STATEMENTS

     The historical financial data presented in the pro forma consolidated balance sheet represent the financial position of the Company, Power and Equipment Supply as of March 31, 1998.

     The historical financial data presented for the year ended December 31, 1997 in the pro forma consolidated statements of operations represent the results of operations of (i) the Company for the period from August 14, 1997 (inception) to December 31, 1997 and (ii) each of the Acquired Companies for the year ended December 31, 1997.

     The historical financial data presented in the pro forma consolidated statements of operations for the three months ended March 31, 1998 represent the results of operations of (i) the Company, Power and Equipment Supply for the three months ended March 31, 1998 and (ii) Access Rentals, Inc. and affiliate for the period from January 1, 1998 to January 21, 1998 (date of acquisition). BNR Group of Companies and Mission were acquired effective January 1, 1998. Such data is derived from the respective financial statements of the Company and each of the Acquired Companies.

     The historical financial statements of the BNR Group of Companies are stated in Canadian dollars and prepared in accordance with Canadian
     generally accepted accounting principles.   The historical financial data
     for the BNR Group of Companies presented in these pro forma consolidated financial statements reflect the translation of these statements into US dollars and have been adjusted to conform to US generally accepted accounting principles.

3.   ACQUISITIONS

     The aggregate consideration paid by the Company for Power and Equipment Supply (the "Acquisition Consideration") was $195.2 million and consisted of approximately $179.0 million in cash and 496,063 shares of Common Stock.

     Based upon management's preliminary estimates, it is estimated that the carrying value of the assets and liabilities of Power and Equipment Supply approximates fair value, with the exception of rental equipment and other property and equipment, which required adjustments to reflect fair market value. The following table presents the allocation of purchase prices of Power and Equipment Supply:


                                                                         EQUIPMENT
                                             POWER                    SUPPLY CO., AND
                                        RENTAL CO., INC.                AFFILIATES                      TOTAL
                                        ---------------                 ----------                      -----
Purchase price                            $61,509,001                   $133,691,684              $195,200,685
Net assets acquired                         9,466,866                     37,893,168                47,360,034
Fair value adjustments:
  Rental equipment                          2,164,456                     (2,830,144)                 (665,688)
  Property and
     Equipment                               (154,964)                       (44,829)                 (199,793)
                                        ---------------                ---------------           ---------------
Intangibles recognized                    $50,032,643                   $ 98,673,489              $148,706,132
                                        ===============                ===============           ===============


4.  PRO FORMA ADJUSTMENTS

Balance sheet adjustments:

a. Records the portion of the Acquisition Consideration and debt repayment paid from available cash on hand.

b.  Adjusts the carrying value of rental equipment to fair market value.

c.  Adjusts the carrying value of property and equipment to fair market value.

d. Records the excess of the Acquisition Consideration over the estimated fair value of net assets acquired.

e.  Records the repayment of certain indebtedness of Power and Equipment Supply.

f. Records the portion of the Acquisition Consideration and debt repayment funded by borrowing under the Company's Credit Facility.

g. Records the elimination of the stockholders' equity of Power and Equipment Supply.

h. Records the portion of the Acquisition Consideration paid in the form of Common Stock.

Statement of operations adjustments:

a. Adjusts the depreciation of rental equipment and other property and equipment based upon adjusted carrying values utilizing the following lives (subject to a salvage value ranging from 0 to 10%):

          Rental equipment...............................2-10 years
          Other property and equipment ..................2-15 years

b. Adjusts the compensation to former owners and executives of the Acquired Companies to current levels of compensation.

c. Adjusts the lease expense for real estate utilized by the Acquired Companies to current lease agreements.

d. Records the amortization of the excess of cost over net assets acquired attributable to the acquisitions of the Acquired Companies using an estimated life of 40 years.

e. Eliminates interest expense related to the outstanding indebtedness of the Acquired Companies which was repaid by the Company.

f. Records interest expense relating to the portion of the Acquisition Consideration funded through borrowing under the Company's Credit Facility using a rate per annum of 7%.

g.  Records a provision for income taxes at an estimated rate of 41%.


5.   EARNINGS PER SHARE

     Earnings per share is calculated by dividing the net income by the weighted average outstanding shares during the period. The weighted average outstanding shares during the periods are calculated as follows:

                                                                 December 31, 1997             March 31, 1998
                                                                 -----------------             --------------
Basic:
Shares outstanding                                                     23,899,119              33,313,708
Shares issued for acquisitions                                            866,384                 496,063
                                                                       ----------              ----------
                                                                       24,765,503              33,809,771
                                                                       ==========              ==========

Dilutive:
Shares outstanding                                                     23,899,119              33,313,708
Shares issued for acquisitions                                            866,384                 496,063
Common stock equivalents (based on the initial public                   1,792,942               4,165,446
 offering price of $13.50 per share for 1997)                          ----------              ----------
                                                                       26,558,445              37,975,217
                                                                       ==========              ==========